Exhibit 13

2024 Annual Report

PRESIDENT'S LETTER TO SHAREHOLDERS

History may show the June 2024 MVP in-service as an inflection point for the greater Roanoke Valley economy. RGC Resources played a crucial role in that moment and could not have done such without the support of its shareholders, lenders and business partners. The growth and development from the abundant, affordable and clean energy delivered by MVP has already started. The expectations for future development are high. 2024 also marked the first natural gas service by Roanoke Gas in Franklin County. Our mission statement proclaims that "We create value for shareholders, employees and the communities we serve through superior customer service, prudent investments and promoting economic development." The years of determination and effort to help the MVP get completed and to serve Franklin County reflects our commitment to that mission.

Roanoke Gas continues to execute its strategy of safe and reliable service by installing new main, adding customers and renewing first generation plastic pipe. Roanoke Gas installed 2.5 miles of new natural gas main, added 631 customers and continued its methane emissions reduction efforts through the SAVE renewal program by replacing 5.4 miles of main and 412 services.

Roanoke Gas completed one rate case in early fiscal 2024 and reached agreement on a second rate case in October. Both rate cases addressed rapidly rising interest rates and other inflationary pressures. Further, a new $49 million, five-year SAVE plan was approved and is underway. This plan allows the Company to continue its fugitive methane reduction efforts, while increasing the safety and reliability of the system.

RGC Resources recognized its eightieth consecutive year of paying shareholder dividends in 2024. In November, the Board of Directors approved the twenty-first consecutive increase to the annual dividend, up 4%. Earnings in 2024 topped $11.7 million, a 4% increase over 2023.

We are excited about 2025 as we continue to honor our mission and serve our community. Thank you for your support and continued investment in RGC Resources.

Sincerely,

Paul W. Nester
President and CEO

CORPORATE INFORMATION

BOARD OF DIRECTORS

Nancy Howell Agee
CEO Emeritus and Director – Carilion Clinic

Jacqueline L. Archer
President, CEO and Director – Blue Ridge Beverage Company, Inc.

Abney S. Boxley, III
President – Boxley Family, LLC

T. Joe Crawford
Retired Vice President and General Manager – Steel Dynamics Roanoke Bar Division

Maryellen F. Goodlatte
Retired Attorney – Glenn, Feldmann, Darby & Goodlatte

Robert B. Johnston
Executive Vice President and Chief Strategy Officer – The InterTech Group, Inc.

J. Allen Layman
Private Investor and Retired President and CEO – Ntelos, Inc.

Elizabeth A. McClanahan
CEO – Virginia Tech Foundation

Paul W. Nester
President and CEO – RGC Resources, Inc.

John B. Williamson, III
Chairman – RGC Resources, Inc.

ANNUAL REPORT AND 10-K

This annual report, 10-K and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.

PUBLIC INFORMATION AND SEC FILINGS

Our latest news and Securities and Exchange Commission filings are available to view and print on our website, www.rgcresources.com. Send written notice to Investor Relations to request a printed copy of any Company publication.

ANNUAL MEETING

Our annual meeting of shareholders will be held virtually at the following URL www.virtual shareholdermeeting.com/RGCO2025 on Monday, January 27, 2025, at 11:30 a.m. Proxies will be requested from shareholders when the notice of meeting, proxy statement and form of proxy are mailed on or about December 6, 2024.

Transfer Agent and Registrar:
Broadridge Financial Solutions Inc.
c/o RGC Resources, Inc.
P.O. Box 1342, Brentwood, NY 11717
Phone: (844) 388-9273
Email: shareholder@broadridge.com
Web: shareholder.broadridge.com/rgco/

Analyst and Media Inquiries:
RGC Resources, Inc.
c/o Analyst/Media Inquiries,
P.O. Box 13007, Roanoke, VA 24030
Email: Investor_Relations@RGCResources.com
Web: www.rgcresources.com/investor-financial-information/

519 Kimball Avenue, NE
P.O. Box 13007
Roanoke, Virginia 24030-3007

www.rgcresources.com

Facebook.com/RoanokeGas

Twitter.com/RoanokeGas

Trading on Nasdaq as RGCO